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                          FIRST EAGLE SOGEN FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

         FIRST EAGLE SOGEN FUNDS, INC., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (the "Act") and having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Immediately prior to the filing of these Articles Supplementary, the number of authorized shares of stock of the Corporation set forth in the Corporation's charter, as amended, was three billion (3,000,000,000) shares, having a par value of one tenth of one cent ($0.001) per share and an aggregate par value of three million dollars ($3,000,000). These authorized shares were designated and classified as follows: two hundred million (200,000,000) shares having been designated and classified as First Eagle SoGen Gold Fund Common Stock, two billion (2,000,000,000) shares having been designated and classified as First Eagle SoGen Money Fund Common Stock, one hundred fifty million (150,000,000) shares having been designated and classified as First Eagle SoGen Overseas Fund Class A Common Stock, one hundred fifty million (150,000,000) shares having been designated and classified as First Eagle SoGen Overseas Fund Class I Common Stock, two hundred fifty million (250,000,000) shares having been designated and classified as First Eagle SoGen Global Fund Class A Common Stock, and two hundred fifty million (250,000,000) shares having been designated and classified as First Eagle SoGen Global Fund Class I Common Stock.

         SECOND: The Board of Directors of the Corporation, at a meeting duly convened and held on June 25, 1999, adopted a resolution increasing the number of authorized shares of capital stock of the Corporation to three billion five hundred million (3,500,000,000) shares having a par value of one tenth of one cent ($0.001) per share and an aggregate par value of three million five hundred thousand dollars ($3,500,000).

         THIRD: The Board of Directors of the Corporation, at a meeting duly convened and held on June 25, 1999, adopted a resolution to (1) classify fifty million (50,000,000) additional authorized shares as First Eagle SoGen Overseas Fund Class A Common Stock; (2) classify two hundred million (200,000,000) additional authorized shares as First Eagle SoGen Overseas Fund Class C Common Stock; (3) classify fifty million (50,000,000) additional authorized shares as First Eagle SoGen Overseas Fund Class I Common Stock; (4) classify fifty million (50,000,000) shares of stock previously designated as First Eagle SoGen Global Fund Class A Common Stock as First Eagle SoGen Global Fund Class C Common Stock;
(5) classify one hundred fifty million (150,000,000) additional authorized shares as First Eagle SoGen Global Fund Class C Common Stock; and (6) classify fifty million (50,000,000) additional authorized shares as First Eagle SoGen Global Fund Class I Common Stock.





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         FOURTH: As amended hereby, until such time as the Board of Directors shall provide otherwise in accordance with paragraph (f) of Article FIFTH of the Corporation's Articles of Incorporation, the three billion five hundred million (3,500,000,000) authorized shares of the Corporation's capital stock is designated and classified as follows: two hundred million (200,000,000) shares are designated and classified as First Eagle SoGen Gold Fund Common Stock, two billion (2,000,000,000) shares are designated and classified as First Eagle SoGen Money Fund Common Stock, two hundred million (200,000,000) shares are designated and classified as First Eagle SoGen Overseas Fund Class A Common Stock, two hundred million (200,000,000) shares are designated and classified as First Eagle SoGen Overseas Fund Class C common stock, two hundred million (200,000,000) shares are designated and classified as First Eagle SoGen Overseas Fund Class I Common Stock, two hundred million (200,000,000) shares are designated and classified as First Eagle SoGen Global Fund Class A Common Stock, two hundred million (200,000,000) shares are designated and classified as First Eagle SoGen Global Fund Class C Common Stock, and three hundred million (300,000,000) shares are designated and classified as First Eagle SoGen Global Fund Class I Common Stock. The Board of Directors' power to designate and redesignate or classify and reclassify any unissued shares of capital stock is not changed by these Articles Supplementary.

         FIFTH: The shares of stock of the Corporation authorized and classified pursuant to these Articles Supplementary have been authorized and classified by the Board of Directors under the authority contained in the Articles of Incorporation. The total number of shares of stock of the various classes that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         SIXTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class of each series of the Corporation's stock shall be as set forth in the Corporation's charter and shall be subject to all provisions thereof relating to shares of the Corporation.


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         IN WITNESS WHEREOF, First Eagle SoGen Funds, Inc. has caused these
Articles Supplementary to be signed in its name and on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury, on this 17th day of February, 2000.

                            FIRST EAGLE SOGEN FUNDS, INC.


                            By:
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                                 Name:  Robert Bruno
                                 Title:  Vice President, Secretary and Treasurer


ATTEST:
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           Name:    Suzan J. Afifi
           Title:   Assistant Secretary






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